Exhibit 5.4
Crowley, Haughey, Hanson, Toole & Dietrich p.l.l.p.
Attorneys At Law
ESTABLISHED 1895

Bozeman

45 Discovery drive	Larry Holle
Suite 200, P.O. Box 10969	Direct Dial: (406) 522-4526
Bozeman, Montana 59719-0969	E-Mail: lholle@crowleylaw.com
Tel (406) 556-1430 · Fax (406) 556-1433
October 26, 2006
PHI, Inc.
2001 S.E. Evangeline Thruway
Lafayette, Louisiana, 70508
RE: Sky Leasing, LLC
Gentlemen:
You have asked for our opinion as to the enforceability of a guarantee (“Guarantee”) by Sky Leasing, LLC (the “Company”) in connection with the issuance of 7.125% Senior Notes due 2013 (the “Notes”) of PHI, Inc.
In connection therewith you have furnished us with copies (which you have represented to be true and correct copies of the originals, where applicable and that the originals have not been amended or rescinded) of the following:
1) Akin Gump legal opinion
2) Registration Statement on Form S-4 as filed
3) Indenture
4) The 144A and Reg. S Notes with guarantees
5) Officers certificate of closing date of the private placement of the Notes certifying as to the Sky Leasing organizational documents and resolutions.
6) Written Consent of the Manager of Sky Leasing, LLC
7) Officer’s Certificate of Sky Leasing
8) Certificate of existence of Sky Leasing, LLC issued by the Montana Secretary of State dated July 24, 2006
In forming our opinion, we have examined the foregoing documents and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to
Billings: 500 Transwestern Plaza II, 490 North 31st Street, P.O. Box 2529, Billings, Montana 59103-2529 Phone (406) 252-3441
Helena: 100 North Park Avenue, Suite 300, P.O. Box 797, Helena, Montana 59624 Phone (406) 449-4165
Kalispell: 431 First Avenue West, P.O. Box 759, Kalispell, Montana 59903-0759 Phone (406) 752-6644
Williston: 111 East Broadway, P.O. Box 1206, Williston, North Dakota 58802-1206 Phone (701) 572-2200
Missoula: 700 S. W. Higgins, Suite 200, Missoula, Montana 59803 Phone (406) 829-2732

PHI, Inc.
October 26, 2006

authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. Except with respect to the Company, we have also assumed the legal capacity of natural persons, the corporate or other powers of all persons signing on behalf of the parties thereto, the due authorization, execution and delivery of the Indenture, the Unregistered Notes and all other documents by the parties thereto.
Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Guarantee executed on behalf of Sky Leasing, LLC has been duly authorized and is enforceable, pursuant to its terms. It is further our opinion that Sky Leasing, LLC is (a) a limited liability company duly organized and validly existing and in good standing under the laws of the State of Montana, (b) has all requisite power and authority to carry on its business as currently being conducted, and (c) is qualified to do business in the State of Montana.
The opinions and other matters in this letter are qualified in their entirety and subject to the following:
A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of Montana.

B.	The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditor’s rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights of indemnification and contribution; (vi) limitations on the waiver of rights under any stay, extension or usury Law or other Law, whether now or hereafter in force, which would prohibit or forgive the Issuer or a Registrant Guarantor from paying all or any portion of the Unregistered Notes or the Registered Notes as contemplated in the Indenture.

PHI, Inc.
October 26, 2006

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date and the date of effectiveness of the Registration Statement on Form S-4, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely yours, CROWLEY, HAUGHEY, HANSON, TOOLE & DIETRICH P.L.L.P.
By	/s/ Larry A. Holle
Larry A. Holle